UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report
August 13, 2008
Date of Earliest Event Reported (August 8, 2008)

SYNCORA HOLDINGS LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32950	Not Applicable
(Jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification
No.)

     A.S. Cooper Building
26 Reid Street
Hamilton HM11, Bermuda
(Address of principal executive
offices, including zip code)

     (441) 279-7450
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Syncora Holdings Ltd. (“Syncora”) is filing this Form 8-K to report actions taken with respect to certain of its executive officers.

Paul S.Giordano

     Effective August 15, 2008, Paul S. Giordano will depart from his position as Chief Executive Officer of Syncora. Mr. Giordano’s departure is a termination without cause under his employment agreement and, as a result, Mr. Giordano will be entitled to receive (1) a severance payment pursuant to his employment agreement, (2) payment of his converted LTIP award under the terms of Syncora’s Offer to Exchange, dated November 13, 2006, and (3) full vesting in his restricted shares and his performance shares pursuant to the terms of Syncora’s Long Term Incentive and Share Award Plan. Descriptions of these payments and benefits have been previously disclosed in Syncora’s most recent proxy statement filed with the Securities and Exchange Commission. Mr. Giordano has agreed that all of his vested and unvested Syncora stock options will be cancelled upon his termination of employment. Mr. Giordano has entered into a separation agreement containing other customary terms and conditions, including a release of claims against Syncora and its affiliates.

Susan Comparato

     On August 11, 2008, Susan Comparato was appointed to the position of Acting Chief Executive Officer and President, effective August 15, 2008. Ms. Comparato will continue to serve as General Counsel of Syncora, a position she has held since May 2008. Prior to her appointment as General Counsel, Ms. Comparato served as a Managing Director and General Counsel of Syncora Guarantee Inc., the financial guarantee subsidiary of Syncora, since 2004. Ms. Comparato joined Syncora Guarantee Inc. in 2001 serving as associate general counsel.

     In connection with Ms. Comparato’s appointment as Acting Chief Executive Officer and President, Ms. Comparato’s base salary has been increased from $300,000 to $450,000. Ms. Comparato will also be paid a minimum bonus of $750,000, payable in two equal installments. The first installment of $375,000 will be made on August 31, 2008 and the second installment will be made in 2009 at the time bonuses are customarily paid by Syncora, so long as Ms. Comparato is employed on each of the payment dates. However, if Ms. Comparato’s employment is terminated due to death, disability or by Syncora without cause prior to a payment date, she will receive her installment bonus payment for the installment period in which the termination occurs. In accordance with the terms of Syncora’s retention bonus program, Ms. Comparato will also receive the remaining two quarterly installments of her retention bonus of $150,000. The two installments of $75,000 each will be paid on the payroll dates immediately following the last two quarters of the calendar year, September 30, 2008 and December 31, 2008, provided that Ms. Comparato is employed on the last day of the applicable calendar quarter. If Ms. Comparato is terminated by Syncora without cause prior to the end of the calendar quarter, she will be eligible for the installment payment for the quarter in which the termination occurred.

     A press release announcing the appointment of Ms. Comparato and the departure of Mr. Giordano is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Michael Rego

     Effective August 8, 2008, Michael Rego departed from his position as Executive Vice President and Chief Operating Officer of Syncora. In connection with his departure, Mr.Rego will be entitled to receive payment of his converted LTIP award pursuant to the terms of Syncora’s Offer to Exchange, dated November 13, 2006, and the third quarterly installment payment of his retention award under Syncora’s retention program. Descriptions of these payments and benefits have been previously disclosed in Syncora’s most recent proxy statement filed with the Securities and Exchange Commission. Mr. Rego will also become vested in and receive a $300,000 cash payment, representing the value of an unvested long term incentive cash award previously granted to Mr. Rego on March 15, 2006. Mr. Rego will also receive (1) a $300,000 severance payment and (2) a $21,923 payment in lieu of four weeks’ notice, as required under Bermuda law. In addition, Syncora will pay the premium cost of Mr. Rego’s health insurance for 12 months in the amount of $21,250.

Elizabeth A. Keys

     On August 7, 2008, the Compensation Committee of the Board of Directors approved a special bonus payment to Ms. Keys of $300,000, payable in two installments. The first installment of $150,000 will be paid on August 31, 2008 and the second installment of $150,000 will be made in 2009 at the time bonuses are customarily paid by Syncora, so long as Ms. Keys is employed on each of the payment dates. However, if Ms. Keys employment is terminated due to death, disability or by Syncora without cause prior to a payment date, she will receive her installment bonus payment for the installment period in which the termination occurs.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated August 13, 2008

Syncora Holdings Ltd.

By:	/s/ Susan Comparato
	Name:	Susan Comparato
	Title:	Senior Vice President
and General Counsel

EXHIBIT INDEX

EXHIBIT DESCRIPTION

99.1	Press Release, “Syncora Holdings Ltd. Announces Paul S. Giordano to
step down as Chief Executive Officer, Susan Comparato to serve as
Acting Chief Executive Officer and President”, dated August 11, 2008.